Exhibit 10.16

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

DATED 24th March 2009

NITEC PHARMA AG

AND

MUNDIPHARMA MEDICAL COMPANY

MANUFACTURING AND SUPPLY AGREEMENT

MANUFACTURING AND SUPPLY AGREEMENT

THIS AGREEMENT is made the 26th day of March 2009

BETWEEN:

(1)	NITEC PHARMA AG a company incorporated in accordance with the laws of Switzerland with its registered office at Kägenstrasse 17, CH-4153 Reinach, Switzerland (“Nitec”); and

(2)	MUNDIPHARMA MEDICAL COMPANY a partnership organised in accordance with the laws of Bermuda with Registered No. EC – 16260 and with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (“Mundipharma”).

RECITALS

(A)	Nitec is able to procure the manufacture of the Products (as hereinafter defined) and supply the same.

(B)	Nitec has appointed Mundipharma’s Associate, Mundipharma International Corporation Limited (“MICL”), as its exclusive distributor and licensee of the Products in the Territory pursuant to a Distribution Agreement between Nitec and MICL of even date herewith (the “Distribution Agreement”);

(C)	MICL wishes Nitec to procure the manufacture of the Products and supply the same and has designated Mundipharma to purchase the Products from Nitec for distribution in accordance with the Distribution Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

In this Agreement, in addition to the terms listed in the Recitals, the following terms shall have the following meanings:-

“Associate”	means with respect to either one of the parties, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls said party, (b) is controlled by said party, or (c) is under common control with said party; the terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof;

“Average Net Selling Price”	means the aggregate Net Sales for a country in the Territory divided by the aggregate number of units of the Finished Product sold in the same period in that country by MICL, its Associates or sub-licensees, less those rejected, returned and recalled in a manner consistent with Mundipharma or its Associates’ customary policy;

“Calendar Quarter”	means a calendar quarter ending on 31st March, 30th June, 30th September and 31st December in any calendar year;

“cGMP”	means the Rules Governing Medicinal Products in the European Union, Volume 4, Medicinal Products for Human and Veterinary Use Good Manufacturing Practices and Commission Directive 91/356/EEC of 13 June 1991, as amended from time to time;

“Commencement Date”	means the date of execution of this Agreement;

“Delivery Address”	means the following address for delivery of the Finished Products: […***…]

“Distribution Agreement”	has the meaning set out in the Recital B hereto;

“Finished Products”	means all packaged Products ready to be distributed under the trade mark Lodotra™ or such other trade mark determined by the parties under the Distribution Agreement;

“Improvements”	any improvement, modification or enhancement (including new presentation(s)) of or to the Product or any of its components or constituent parts and any related Nitec intellectual Property (as defined below), which shall include (without limitation) all dosage strengths and line extensions to the Product and any improvement thereof;

“Intellectual Property”	means patents, registered designs, unregistered rights in designs, trade marks, domain names, service marks, logos, trade names, copyright, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Launch”	means for each country of the Territory when MICL launches the Product in that country in the Territory under the Distribution Agreement.

***Confidential Treatment Requested

“Manufacturing” and “Manufacture”

means the totality of the following operations:

(a)     purchasing, supply and storage of active ingredients, excipients and packaging materials;

(b)     checks performed on the active ingredients, excipients, packaging materials, semi-finished or Finished Products and their release;

(c)     production operations performed from the active ingredients and excipient stage to the semi-finished product stage;

(d)     packaging, packing and labelling of semi-finished products, to produce the Finished Product;

(e)     analysis and release of batches of Finished Product and delivery of these batches, accompanied by certificates of compliance signed by a qualified person in the EU;

(f)      management and archiving of files relating to batches of each of the Products, and retention of samples for the period provided for in current laws and regulations;

“Manufacturing Premises”	means the facilities located at […***…] where the Third Party Manufacturer shall manufacture bulk tablets of the Product or any other site approved by the Regulatory Authorities for the Manufacture of the Product;

***Confidential Treatment Requested

“Net Sales”

means the gross amount invoiced by MICL, its Associates or sub-licensees for sales of the Finished Product in a particular country within the Territory, less deductions for:

(a)     quantity and cash discounts and sales rebates actually given;

(b)     freight, shipping insurance and other transportation expenses;

(c)     sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale;

all to the extent that items (a), (b) and (c) are included in the gross invoice price and specified on the invoice (but not including taxes assessed against the income derived from such sale);

(d) returns (including withdrawals and recalls other than returns by third parties to MICL or Mundiphaima on account of lack of sufficient remaining shelf life); and

(e)     amounts repaid, discounted or credited by reason of (i) retroactive price reductions, discounts, or rebates, which are, in any case, imposed on MICL or its Associates or sub-licensees by any governmental or non-governmental body with the authority to impose such price reductions, discounts or rebates, all to the extent reasonably demonstrated by MICL by written records or (ii) retroactive price reductions, discounts or rebates (not specified in an invoice) granted to a third party without the authority to impose such price reductions, discounts or rebates to the extent these are either pre-agreed with Nitec or do not exceed […***…] of the gross invoice price.

The transfer of the Finished Product by MICL to an Associate or sub-licensee will not be deemed a sale;

“Nitec Intellectual Property”	means any and all Intellectual Property relating to the Product and/or corticosteroids owned by, licensed to or under the control of Nitec including (without limitation) the Intellectual Property licensed from SkyePharma plc and/or Jagotec AG regarding GeoClock Technology and its use with corticosteroids, the patent applications […***…] (and any patents, divisional patents, supplementary protection certificates and extensions granted in relation to such applications) insofar as they relate to corticosteroids, and any know-how relating to the Product including pharmacokinetic and clinical data, technical information, manufacturing formulae and methods and further techniques and designs of a confidential nature;

“Packaging Premises”	means the facilities located at […***…] where the Third-Party Packager shall package the Products or any other site approved by the Regulatory Authorities for the packaging of the Product;

***Confidential Treatment Requested

“Product”	means the modified release formulation of prednisone 1mg, 2mg, 5mg in all pack presentations and including Improvements;

“Registrations”	means any marketing authorisations granted under the relevant legislation in the Territory for the Manufacture, distribution and sale of the Finished Products;

“Regulatory Authority”	means any competent regulatory authority or other governmental body (for example, but not by way of limitation the EMEA or other national or international regulatory bodies) responsible for granting a marketing authorisation or pricing approval in the relevant country of the Territory;

“Sales Forecast”	means the sales forecast for the Product for each country or group of countries in the Territory as set out in Table 1 of Schedule 2;

“Specification”	means the specification for the Finished Products given in the Technical Agreement;

“Technical Agreement”	means the technical agreement to be entered into between Nitec Pharma GmbH and Mundipharma or its Associate within ninety (90) days as of the date of this Agreement;

“Territory”	means the countries listed in Schedule 1;

“Testing Premises”	means the facilities located at […***…] where the Third Party Tester shall test the Product or any other

***Confidential Treatment Requested

site approved by the Regulatory Authorities for the testing of the Product;

“Third-Party Manufacturer”	means Jagotec AG or any other party appointed and approved by the Regulatory Authorities for the Manufacture of the Product;

“Third-Party Packager”	means Catalent Solutions Germany Schorndorf GmbH or any other party approved by the Regulatory Authorities for the packaging of the Product;

“Third-Party Service Providers”	means the Third-Party Manufacturer, the Third-Party Packager and the Third-Party Tester;

“Third-Party Tester”	means Phast GmbH or any other party approved by the Regulatory Authorities for the testing of the Product.

2	Interpretation

2.1	Any reference in this Agreement to “writing” or cognate expressions includes a reference to facsimile transmission.

2.2	The headings in this Agreement are for convenience only and shall not affect its interpretation.

3	Duration

3.1	This Agreement shall take effect on the Commencement Date and subject as hereinafter provided shall continue in force for so long as the Distribution Agreement remains in effect and shall terminate on the date on which the Distribution Agreement terminates or expires.

4	Manufacture and Supply

4.1	Nitec shall procure that the Third-Party Manufacturer shall Manufacture the Products at the Manufacturing Premises and shall procure that the Third-Party Packager shall package the Products at the Packaging Premises and shall procure that the Third-Party Tester shall test the Products at the Testing Premises and Nitec shall supply the Finished Products to Mundipharma, all in accordance with the Specification, the terms and conditions of this Agreement and the Technical Agreement.

4.2

Nitec shall fully exercise all of its rights under its agreements with the Third-Party Service Providers to cause the Third Party Manufacturer and the Third Party Packager at all times to take reasonable precautions in order to ensure that Nitec is able to satisfy Mundipharma’s estimated requirements of the Finished Products for the next […***…] (as shown in the Firm Forecast pursuant to Clause 5). Without prejudice to Clause 4.3 below, Nitec shall promptly notify and keep Mundipharma informed about any manufacturing, packaging, testing or supply problems that may affect Nitec’s ability to fulfill Mundipharma’s orders for the Finished Products in a timely manner and use commercially reasonable efforts to resolve or work around such problems as soon as possible.

4.3	As soon as is reasonably practicable, Nitec shall identify, evaluate and select an organization capable of providing services identical in nature, scope and quality to the services provided by the Third-Party Manufacturer (the “Alternative Third-Party Manufacturer”) and shall submit that Alternative Third-Party Manufacturer to the Regulatory Authorities for their approval. If the Alternative Third-Party Manufacturer selected by Nitec is not approved by the Regulatory Authorities, Nitec shall use all reasonable endeavours to select an alternative manufacturer acceptable to the Regulatory Authorities as soon as reasonably practicable. Following approval from the relevant authorities, Nitec shall enter into a legally-binding agreement with the Alternative Third-Party Manufacturer requiring the Alternative Third-Party Manufacturer to supply such services to Nitec upon reasonable notice.

4.4	Nitec shall provide the Alternative Third-Party Manufacturer with (or procure that the Alternative Third Party Manufacturer be provided with) any and all information, data,

***Confidential Treatment Requested

licences (including intellectual property licences), permissions, authorizations, resources, materials and a press-coater in advance as required by the Alternative Third-Party Manufacturer to provide the services under Clause 4.3.

4.5	In the event that Nitec (having complied with Clause 4.4) or its designee is unable or expects to be unable to supply the Products in accordance with this Agreement owing to the failure of the Third-Party Manufacturer to supply its services to Nitec for any reason, Nitec shall procure the provision of equivalent services from the Alternative Third-Party Manufacturer so as to enable Nitec to supply the Finished Products in accordance with this Agreement. Following Nitec’s procurement of equivalent services from the Alternative Third-Party Manufacturer, that Alternative Third-Party Manufacturer shall be deemed the Third-Party Manufacturer for the purposes of Clauses 4.1 and 4.2 above and Nitec shall enter into good-faith discussions with Mundipharma during which the parties shall endeavour to agree on appropriate additional measures to be made in order to secure the continued and successful Manufacture and supply of the Product. Unless the parties agree alternative measures within a reasonable period of time, Nitec shall re-execute its obligations under Clauses 4.3 and 4.4 above in order to secure a new Alternative Third-Party Manufacturer.

4.6	In the event that changes are requested or required to be made to the packaging for the Products, the following provisions shall apply:

4.6.1	Nitec shall use all of its contractual rights to cause the Third-Party Packager to use reasonable efforts to use up its existing stocks of packaging materials as expeditiously as possible to minimize any write-offs of surplus packaging materials.

4.6.2	If Mundipharma requests packaging changes and the timescale for implementation of the changes is such that the Third-Party Packager will not be able, despite its reasonable efforts, to use up its existing stocks of packaging materials before implementing the changes, Mundipharma shall reimburse Nitec for any costs it reasonably incurs as a result of the surplus packaging materials being required to be written off by the Third-Party Packager.

4.6.3	Subject to Clause 4.6.4, if packaging changes are required by the action or pronouncement of a governmental or Regulatory Authority in the Territory, the parties shall bear equally the cost of writing off any surplus packaging materials.

4.6.4	Any and all fees (including, without limitation, fees imposed by a governmental or Regulatory Authority in the Territory) incurred by either party owing to a change in the packaging of the Finished Product directly or indirectly requested or required by a party to this Agreement shall be paid solely by that party. For the purposes of this clause, Nitec shall also be liable of any fees incurred owing to a change in packaging directly or indirectly requested or required by a licensee of Nitec.

4.7	Should Mundipharma wish Nitec to make use of a Mundipharma packaging site such that Mundipharma be the Third-Party Packager for the purposes of this Agreement, Mundipharma shall so notify Nitec and the parties shall enter into good faith negotiations to agree the terms of such collaboration.

5	Estimates and Orders

5.1

Within a reasonable period of time prior to the first Launch of the Product in the Territory, Mundipharma shall provide Nitec with an estimate of Mundipharma’s requirement for delivery of the Finished Products for the following […***…] and shall […***…] prior to each Calendar Quarter thereafter during the term of this Agreement provide a new […***…] for the next period. The […***…] shall be set out on a quarterly basis, such quarters being […***…] estimating Mundipharma’s requirements of Product in the Territory, which forecasts shall be used by Nitec for planning purposes.

The estimates for the first […***…] of the […***…] shall be firm (the “Firm Forecast”) and the estimates for the remaining […***…] of such forecast shall be tentative (the “Tentative Forecast”).

The submission of each […***…] shall oblige Mundipharma to place a binding order for the quantity of Product set forth in Q1 in accordance with Clause 5.2. In

***Confidential Treatment Requested

each [ …***…] (other than the very first such forecast submitted under this Agreement), the quantity of Product set forth in Q1 shall be (i) within […***…] of the quantities of the Product set out in Q2 in the […***…] immediately preceding the most recent […***…] and (ii) within […***…] of the quantities set out in Q3 in the […***…] immediately preceding the […***…] referred to in (i).

This Clause 5.1 reflects the current terms of Nitec’s agreement with the Third Party Service Providers. if Nitec is able to modify the terms of its agreement with the Third Party Service Providers (and/or the Alternative Third Party Manufacturer, if applicable), the relevant time periods in this Clause 5.1 shall be shortened by an equivalent amount.

5.2	Mundipharma shall submit written orders seven (7) days prior to each Calendar Quarter in the amount of the Firm Forecast and, following written confirmation from Nitec, Nitec shall deliver such quantities of the Finished Products to Mundipharma by the date(s) specified in such orders, which shall be within […***…] after placement of the binding order. If Mundipharma should require additional quantities of Finished Products upon short notice, Nitec shall use its reasonable endeavours to meet such requirements.

6	Prices and Payment

6.1	Mundipharma shall purchase the Finished Products exclusively from Nitec at a unit price of […***…] of the Average Net Selling Price of the relevant strength of the Finished Products for the relevant country for the first […***…] following first Launch of the Product in that country and at a price of […***…] of the Average Net Selling Price of the relevant strength of Finished Products for the relevant country from […***…] after first Launch of the Product in that country subject always to a minimum price of […***…] per tablet (the “Payment Price”), inclusive of all packaging and materials, insurance, import taxes and transport costs for delivery to the Delivery Address. Such prices are exclusive of Value Added Tax which, if applicable, shall be paid at the prevailing rate.

6.2	The Average Net Selling Prices used to calculate the supply prices pursuant to Clause 6.1 for supplies of Product in each country for the initial period up until the first reconciliation

***Confidential Treatment Requested

pursuant to Clause 6.3 following Launch in that country shall be based upon Mundipharma’s reasonable estimate of the Average Net Selling Prices for the first six (6) months following Launch in that country. For the following six (6) months and all six (6) month periods thereafter supply prices shall be calculated pursuant to Clause 6.1 based on the actual Average Net Selling Prices from the preceding six (6) month (or shorter initial) period for that country determined in accordance with Clause 6.3.

6.3	Within three (3) months of the end of the six (6) month period following first Launch of the Products in the Territory, and within three (3) months of every six (6) month period thereafter Mundipharma and its Associates shall calculate the actual Average Net Selling Prices for each and every country in the Territory in which the Product is Launched during all or part of the preceding six (6) months. Once the actual Average Net Selling Prices have been so calculated, Mundipharma shall notify the same to Nitec accompanied by documentation allowing Nitec to verify the calculation of the Average Net Selling Price. Mundipharma shall also calculate and notify to Nitec the supply prices it would have paid had the actual Average Net Selling Prices been used to calculate the supply prices in the preceding six (6) month period. Nitec shall then reimburse to Mundipharma any amounts actually paid by it in excess of the amounts it would have paid if the actual Average Net Selling Prices had been used to calculate the supply prices and Mundipharma shall pay to Nitec any shortfall in the amounts actually paid by Mundipharma versus the amounts it would have paid if the Average Net Selling Prices had been used to calculate the supply prices.

6.4	Payment against invoices submitted by Nitec for the Finished Products sold hereunder shall be made within […***…] of the date of Nitec’s invoice.

6.5

At the end of each successive twelve month period following the Launch of the Finished Product in a particular country (or group of countries) the Net Sales attained in that country (or group of countries) in that period shall be compared with the Sales Forecast for that country (or group of countries) and for that period. If the Net Sales attained exceed the forecast sales for that particular country (or group of countries) and for that period then Nitec shall promptly pay to Mundipharma a rebate equivalent […***…] of the Net Sales attained in that country (or group of countries) in that period for every […***…] that such Net Sales exceed the forecast sales for that particular country (or group of countries) for that period provided that

***Confidential Treatment Requested

the maximum rebate payable under this clause shall be […***…] of the Net Sales attained.

7	Storage and Delivery Arrangements

7.1	Nitec shall use all of its contractual rights to cause the Third-Party Service Providers to safely and correctly store all raw materials, excipients, intermediate products and preparations, and packaging material used in the Manufacture of the Finished Products whilst in the possession of the Third-Party Service Providers. Nitec shall sign (or will have signed) technical agreements with Third-Party Service Providers and the Alternative Third-Party Manufacturer to assure appropriate storage under cGMP.

7.2	Nitec shall deliver the Finished Products DDP (INCOTERMS 2000) to the Delivery Address. After delivery Mundipharma shall be responsible for the appropriate storage and shipment of Product and shall comply with the written shipment and storage conditions provided by Nitec in the Technical Agreement.

8	Manufacturing Processes

8.1	Nitec shall use all of its contractual rights to cause the Third-Party Service Providers at all times to operate in accordance with the criteria defined in the Technical Agreement and in compliance with the Registrations and cGMP and all other relevant regulations and legislation. Nitec shall regularly audit the Third-Party Service providers and endeavour to ensure that they receive regular inspections by the relevant Medicines Inspectorate to ensure that the Manufacturing processes are always in conformity with such requirements.

8.2	Any delivery of Finished Products to Mundipharma or its designee must first be inspected by the Third-Party Tester or Nitec and released by the Third-Party Tester or Nitec’s Qualified Person (the “QP”), or a person acting on their authority in the capacity of person responsible for quality assurance. This QP shall draw up a written report certifying the conformity of the delivery to the conditions specified in the Technical Agreement. Nitec shall use all of its contractual rights to ensure that the Third-Party Tester shall not, without the prior written consent of Nitec, assign the responsibility for inspection and release of the Finished Products to a third party.

***Confidential Treatment Requested

8.3	The parties shall enter into the Technical Agreement as soon as practicable after the Commencement Date.

9	Quality of the Products, Inspection and Recalls

9.1	Nitec will use its reasonable endeavours to ensure that the Finished Products shall upon delivery to the Delivery Address be free of defects, of satisfactory quality and fit for the purpose for which they are intended to be used.

9.2	Mundipharma shall inspect the Finished Products delivered within five (5) working days of receiving delivery and shall inform the party effecting the delivery (with a copy to Nitec) within such five day period of any shortages or any defects visible on inspection. Should Mundipharma subsequently become aware of any latent defects, it shall inform Nitec within five (5) working days of becoming so aware of the same. Failure to comply with the duty to inform Nitec of any defects (including latent defects) within the timeframes provided in this Clause 9.2 shall result in Mundipharma forfeiting its right to a replacement of the relevant defective Finished Products under Clause 9.3 below.

9.3	In the event that any of the Finished Products are defective and Mundipharma informs Nitec within the timeframes provided in Clause 9.2, Nitec shall replace the defective Finished Products free of charge.

9.4	The Finished Products shall have a minimum shelf life of at least […***…] from the date of delivery to Mundipharma or its designee, such minimum shelf life to be increased from time to time based on the latest shelf life for the Products approved by the applicable Regulatory Authorities in the Territory.

9.5

In the event that a recall or a withdrawal of any of the Finished Products is required by any governmental or Regulatory Authority in the Territory, or if a recall or withdrawal of any of the Finished Products or suspension of sales of any of the Finished Products is reasonably deemed advisable by Mundipharma, then such recall, withdrawal or suspension, as applicable, shall be implemented and administered by Mundipharma (and/or its designee) in a manner that is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable governmental or Regulatory Authority, as well as accepted trade practices. For the avoidance of doubt: Mundipharma shall at all times and before taking any action — unless action is required to be taken immediately without consultation to avoid material damage — inform Nitec about the underlying facts, the action Mundipharma intends to take as well the reasons for such actions and meet with the QP and/or Nitec’s management to discuss the most appropriate course of action. Details for such prior consultation shall be as set forth in the Technical Agreement.

9.6	The party responsible for the circumstances giving rise to the recall, withdrawal or suspension shall pay the administrative costs and expenses for the same. If neither party is at fault, both parties are at fault or fault cannot be determined, each party shall bear filly percent (50%) of the administrative costs and expenses; provided that nothing herein shall limit Nitec’s indemnification obligations set forth in Clause 11.

10	Access and Right to Audit

10.1	Nitec shall procure that Mundipharma has access to Nitec, or whoever is responsible for the release of Product though its authorized qualified person, on reasonable prior notice at all reasonable times during normal working hours to inspect its quality control systems for the purpose of ensuring compliance with the Registrations, cGMP and any other relevant legislation. Details are set forth in the Technical Agreement.

10.2	Mundipharma shall procure that MICL shall maintain and procure the maintenance of accurate and up-to-date records and books of account showing all figures necessary to calculate the Average Net Selling Price for the Product since the Product was first Launched in each and every country of the Territory including but not limited to the quantity, description and value of the Product supplied in each country of the Territory during the previous six (6) years.

10.3	Mundipharma shall during business hours, on no less than fourteen (14) days’ written notice from Nitec and not more than once in any Calendar Year, procure that MICL makes available for inspection the records and books referred to in Clause 10.2. Such inspection shall be undertaken by an independent auditor appointed by Nitec and reasonably acceptable to Mundipharma for the sole purpose of verifying whether Mundipharma has calculated correctly the Average Net Selling Prices for the Product in each country of the Territory in which the Product has been Launched in accordance with Clauses 6.2 and 6.3.

10.4	Nitec shall procure that any independent auditor shall maintain all information and materials received, directly or indirectly, by it from Mundipharma, MICL or their Associates in strict confidence and shall not use or disclose the same to any third party save for the sole purpose of reporting the results of the audit.

11	Indemnity

11.1

Nitec shall indemnify and hold harmless Mundipharma and its employees against legal liability for costs, claims and damages in respect of any death and personal injury, damage or loss which may be caused by the use of the Finished Products to the extent that any such death or personal injury, damage or loss is due to negligence or fault on the part of Nitec, its Associates or their sub-contractors or any of their respective employees. Nitec shall keep in force insurance to provide […***…] cover in respect of the risks referred to in this clause.

11.2	Mundipharma shall indemnify and hold harmless Nitec and its employees against legal liability for costs, claims and damages in respect of any death and personal injury, damage or loss which may be caused by Mundipharma’s activities under this Agreement other than the use of the Finished Products to the extent that any such death or personal injury, damage or loss is due to negligence on the part of Mundipharma or its employees. Mundipharma shall keep in force insurance to provide […***…] cover in respect of the risks referred to in this clause.

12	Confidentiality

***Confidential Treatment Requested

12.1	Mundipharma will keep any information provided to it by Nitec in relation to Nitec or to the Products secret and confidential and procure that any consultant, adviser or Associate or other party to whom disclosure is made shall keep secret and confidential all such information save to the extent that the same:

(i)	is in the public domain at the time of the disclosure or after the disclosure enters into the public domain by publication or otherwise through no fault of Mundipharma or its Associates; or

(ii)	has already become or subsequently becomes available to Mundipharma or its Associates from any legitimate source without obligation of confidentiality or non-use or is disclosed to the Mundipharma or its Associates by a third party having lawful right to make such disclosure; or

(iii)	was legitimately known to Mundipharma or its Associates prior to disclosure by Nitec.

12.2	Nitec and Mundipharma shall regard this Agreement and any arrangement between the parties in relation thereto as confidential and shall not disclose the same to any third party without the written consent of the other or as may be required by law.

13	Force Majeure

13.1	Neither party shall have any liability to the other in respect of any failure to carry out its obligations under this Agreement where such failure is due to an event of “force majeure”. For the purpose of this clause an event of force majeure means an event which by its nature could not have been foreseen by the party in default or, if it could have been foreseen, was not avoidable by the taking of reasonable commercial measures; and shall include but shall not be limited to acts of God, storms, flood, tempest, strikes or other industrial action (whether at the premises of the party in default or elsewhere), fire, riots, sabotage, war, civil commotion or unrest, failure of essential supplies of raw materials, energy or otherwise, interference by civil or military authorities.

13.2

In the event of force majeure, the affected party shall keep the other party fully informed and shall use its best efforts to comply to the fullest extent possible with its obligations pursuant to this Agreement and subject to the use of such best efforts the time for performance of the obligation(s) prevented by the force majeure event shall be extended by a period equivalent to that during which performance is prevented, provided that if the event of force majeure shall continue for more than […***…], the other party shall be entitled to terminate this Agreement and/or any order made pursuant to this Agreement.

14	Assignment

Neither this Agreement nor any rights or obligations under this Agreement shall be assigned or encumbered in any way by a party, other than by assignment in whole or in part to an Associate, without the other party’s prior written consent, which shall not be unreasonably withheld or delayed, provided that the assigning party shall remain responsible for the receiving party’s full and timely performance of its obligations under this Agreement as of the assignment.

15	Termination

15.1	Either party shall be entitled to terminate this Agreement by written notice to the other if:

(i)	that other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach (whether in respect of an individual Product or generally) which is capable of remedy, fails to remedy the same within […***…] of receipt of written notice giving full particulars of the breach and the action required to remedy such breach (and if such notice relates to an individual Product or Finished Product then this Agreement shall be terminated in respect of that Product or Finished Product only);

(ii)	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

(iii)	that other party makes a voluntary arrangement with its creditors or becomes subject to an administration order;

***Confidential Treatment Requested

(iv)	that other party goes into liquidation (except for purposes of an amalgamation, reconstruction or other reorganisation and in such manner that Nitec resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement);

(v)	that other party ceases, or threatens to cease, to carry on business; or

(vi)	a like event to one referred to in (ii) to (v) above occurs in any jurisdiction in the Territory.

15.2	Termination shall operate without prejudice to the rights and obligations of either party in relation to the other which have accrued prior to the date on which the term hereof expires and in the event of the termination of this Agreement if any order for Finished Products has already been despatched prior to the date of termination Mundipharma shall take delivery of and make payment for such Finished Products as herein provided but if any order has not been despatched prior to such date Nitec shall not be bound to despatch it.

15.3	Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement provided however that the indemnity under Clause l l and the obligation of confidentiality in Clause 12.1 shall continue after termination.

16	Notices

Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given, and effective upon the date of dispatch, if delivered in person or by internationally recognized courier service or transmitted by facsimile, provided, that in the case of facsimile delivery, such notice shall be confirmed by certified or registered mail, return receipt requested, addressed to the addresses of the parties shown at the top of this Agreement or to such other address or addresses as may be specified from time to time by written notice.

17	Choice of Law

THE VALIDITY INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT ITS AMENDMENTS AND EACH OF ITS PROVISIONS SHALL BE GOVERNED EXCLUSIVELY BY AND CONSTRUED IN ACCORDANCE WITH SWISS SUBSTANTIVE LAW.

18	Arbitration

ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, INCLUDING THE VALIDITY, INVALIDITY, BREACH OR TERMINATION THEREOF, SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE SWISS RULES OF INTERNATIONAL ARBITRATION OF THE SWISS CHAMBERS OF COMMERCE IN FORCE ON THE DATE WHEN THE NOTICE OF ARBITRATION IS SUBMITTED IN ACCORDANCE WITH THESE RULES. THE NUMBER OF ARBITRATORS SHALL BE THREE. THE SEAT OF ARBITRATION SHALL BE ZURICH. THE ARBITRAL PROCEEDINGS SHALL BE CONDUCTED IN ENGLISH.

19	General

19.1	Nothing in this Agreement shall create or be deemed to create a partnership, agency or joint venture between the parties.

19.2	This Agreement (and the other agreements referred to herein) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the parties with respect thereto.

19.3	Any variation of this Agreement shall be effective only if agreed in writing and signed by duly authorised representatives of the parties.

19.4	The waiver of any right herein contained by either party shall not be construed as a waiver of the same right at a future date or as a waiver of any other right herein contained.

19.5	Nothing in this Agreement is intended to nor shall it confer an enforceable benefit on any third party, except in respect of Associates of the parties as specifically set out herein.

19.6

All invoices to be issued by Nitec will be denominated in EURO (€) and any amounts referred to in this Agreement is intended to be denominated in EURO (€). In case any currency conversion is required the parties will refer to the average Euro foreign exchange reference rates, as published by the European Central Bank, for the previous […***…].

19.20	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

20	Invalidity and Severability

20.1	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect.

20.2	The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provisions.

21	Announcements

Unless required by law or by any applicable regulation, neither of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior agreement of the other both as to the timing and text of such statement or announcement.

***Confidential Treatment Requested

In WITNESS WHEREOF the PARTIES hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Commencement Date.

SIGNED for and on behalf of:
NITEC PHARMA AG		/s/ Anders Härfstrand
by: Anders Härfstrand		Anders Härfstrand
23/3/09		CEO
Print Name

SIGNED for and on behalf of:
NITEC PHARMA AG		/s/ Jochen Mattis
by: Jochen Mattis		Jochen Mattis
23/3/09		EVP Marketing & Sales, Business Development
Print Name

SIGNED for and on behalf of:	)	/s/ Douglas Docherty
MUNDIPHARMA MEDICAL COMPANY	) )	Douglas Docherty GENERAL MANAGER
Print Name

SCHEDULE 1

THE TERRITORY

Albania

Belgium

Bosnia-Herzegovina

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Greece

Hungary

Iceland

Italy

Israel

Latvia

Lithuania

Lichtenstein

Luxemburg

Macedonia

Malta

Montenegro

Netherlands

Norway

Poland

Portugal

Ireland

Romania

Serbia

Former Soviet Union Countries

Slovakia

Slovenia

Spain

Sweden

Switzerland

Turkey

UK

SCHEDULE 2

[…***…]